Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Actelis Networks, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Or Carry Forward Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, $0.0001 par value per share	457 (c)	6,617,897	(3)	$0.58	$3,841,689.21	$0.0001531	$588.17
	Total Offering Amounts						$3,841,689.21		$588.17
	Total Fees Previously Paid								—
	Total Fee Offsets								—
	Net Fees Due								$588.17

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock, par value $0.0001 per share (“Common Stock”), of Actelis Networks, Inc that may be issued in connection with a stock dividend, stock split, recapitalization or similar transactions.

(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457 under the Securities Act, based on the average of the high and low prices of the Common Stock on the Nasdaq Capital market on July 7, 2025.

(3)	Consists of (i) 1,626,019 shares of Common Stock issued in a private placement that closed on July 2, 2025 (the “Private Placement”) (ii) 1,626,019 shares of Common Stock issuable upon the exercise of Series A-3 warrants issued in the Private Placement (iii) 3,252,038 shares of Common Stock issuable upon the exercise of Series A-4 warrants issued in the Private Placement and (iv) 113,821 shares of Common Stock issuable upon the exercise of placement agent warrants issued in the Private Placement.